Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-169643 and 333-173451 on Form S-8 and Registration Statement Nos. 333-158418 and 333-185668 on Form S-3 of our reports dated March 1, 2013, relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc., and the effectiveness of Healthcare Trust of America, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Healthcare Trust of America, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 1, 2013